Exhibit 99.1

FOR IMMEDIATE RELEASE
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        BSD MEDICAL TO REVIEW CLINICAL ADVANCES IN ITS CANCER THERAPY AT
                               EUROPEAN CONFERENCE

         SALT LAKE CITY, May 24, 2006--BSD Medical Corp. (AMEX:BSM) today announced that its executives and other key employees will attend and be participants in the annual meeting of the European Society for Hyperthermic Oncology (ESHO) to be held in Berlin, Germany May 24-27. Of particular interest will be reports scheduled to be made to the society on progress in the application of hyperthermia therapy to the treatment of soft tissue sarcomas, breast cancer, ovarian cancer, cervical cancer, prostate cancer, bladder cancer, esophagus cancer, gastric cancer, pancreatic cancer, intra-peritoneal cancer and colorectal cancer.

         ESHO is the European counterpart to the Society of Thermal Medicine
(STM) in the United States. These groups, together with the Asian Society for Hyperthermic Oncology (ASHO), involve researchers in thermal therapies generally applicable to treatment using BSD Medical's cancer therapy systems.

         Berlin is the site of one of BSD Medical's premiere cancer treatment systems, a BSD-2000/3D/MR, located at Charite Medical School of Humboldt University. Conducting the ESHO meeting in Berlin will provide prime exposure to this system; a BSD-2000 integrated with an MRI system to provide visual monitoring of the treatment in progress. Sponsors of this year's ESHO include BSD Medical Corp. and BSD's European distributor, Dr. Sennewald Medizintechnik GmbH, along with such noted names as Siemens AG Medical Solutions, Amgen GmbH, General Electric Health Care, Medtronic Italy, Merck Pharma GmbH and Pfizer Pharma GmbH.

         During the meeting, BSD will also report to ESHO advances that BSD has made in the technology to treat cancer. BSD Medical produces cancer therapy systems that employ precision-guided RF/microwave energy to deliver therapeutic heat into tumors to kill cancer cells directly and make radiation therapy more effective. These systems raise the temperature of cancer, forcing it into hyperthermia, both killing cancer cells and increasing the propensity for improved tumor oxygenation, so that radiation can better form the oxygen radicals needed to attack cancer cell DNA. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on new research applicable to the Company's cancer therapy, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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